Exhibit 99.1

Ellington Financial Inc. Reports First Quarter 2019 Results
OLD GREENWICH, Connecticut—May 7, 2019
Ellington Financial Inc. (NYSE: EFC) ("Ellington Financial" or the "Company") today reported financial results for the quarter ended March 31, 2019.
Highlights

•	Net income of $15.4 million, or $0.52 per basic and diluted share.

•
Book value per share as of March 31, 2019 of $18.90, including the effect of dividends of $0.55 per share, which included the Company's final quarterly dividend of $0.41 per share and its first monthly dividend of $0.14 per share.

•	Credit strategy gross income of $16.5 million for the quarter, or $0.54 per share.

•	Agency strategy gross income of $5.4 million for the quarter, or $0.18 per share.

•	Core Earnings[1] of $13.3 million, or $0.45 per share.

•	Dividend yield of 9.3% based on the May 6, 2019 closing stock price of $18.08 per share.

•	Debt-to-equity ratio of 3.39:1[2] and total recourse debt-to-equity ratio of 2.63:1[3] as of March 31, 2019.

•	Announced that the Company intends to be taxed as a REIT for U.S. federal income tax purposes for tax year 2019, and announced the conversion of the Company to a corporation under Delaware law.
First Quarter 2019 Results
"During the quarter, our first quarter as a REIT, Ellington Financial grew net income and generated Core Earnings in excess of our newly increased dividend run rate of $0.42 per quarter," stated Laurence Penn, Chief Executive Officer and President. "We had excellent results from our diversified credit and Agency portfolios, and produced an annualized economic return of 11.7%.
"We continued to benefit from the excellent performance of our residential non-performing loans, small-balance commercial mortgage loans, non-QM loans, and consumer loans. Our Agency portfolio also performed very well this quarter. In addition, we successfully executed on several notable transactions during the quarter, including a securitization of re-performing Irish residential loans, and the fourth Ellington-sponsored CLO, which was upsized due to strong investor demand. At the same time, we participated in the asset ramp-up for two additional planned CLOs, one in the U.S. and one in Europe.
"Also this quarter, we shifted to a monthly dividend, while at the same time increasing our annualized dividend by 2.4%, reflecting the steady growth of our net interest income and overall earnings power. Given that we have always reported our book value on a monthly basis, we believe that our shift to a monthly dividend was a natural one, and will further enhance performance transparency. We believe that this will not only benefit our existing shareholders, but increase the breadth of our investor base as well.
"The year is off to a great start, and we believe that our performance over the past several quarters demonstrates Ellington Financial's ability to generate strong and steady returns in a diversity of market environments, including periods of volatility and of stability, rising and falling interest rates, and widening and tightening yield spreads. We attribute our consistent performance to our rigorous asset selection and steady investment pipelines, which have resulted in a diversified and high-yielding portfolio, and our commitment to protecting book value, including through the use of dynamic and disciplined hedging strategies."
Corporate Structure Update
The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes for the taxable year ending December 31, 2019. To facilitate this election, the Company has elected to be taxed as a corporation for U.S. federal income tax purposes effective as of January 1, 2019. The Company has also converted to a corporation under Delaware law. In March 2019, the Company issued a final Schedule K-1 to those shareholders who held shares in 2018. For 2019, the Company will issue a Form 1099 to shareholders, reporting all dividends paid.

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings on U.S. Treasury securities.
3 Includes borrowings at certain unconsolidated entities that are recourse to the Company.

Financial Results
During the quarter, the Company continued to rotate capital from non-REIT-qualifying assets to REIT-qualifying assets. As a result of these efforts, the Agency RMBS portfolio grew significantly, while the composition of the overall credit portfolio shifted somewhat, highlighted by net purchases of small balance commercial mortgage loans, non-QM loans, and residential transition loans, and net sales of UK non-conforming RMBS and CLOs. The Company's total long credit portfolio4 was $1.195 billion as of March 31, 2019, which was up slightly from $1.185 billion as of December 31, 2018. The Company's total long Agency RMBS portfolio was $1.144 billion as of March 31, 2019, an increase of approximately 17% from $975 million as of December 31, 2018. The Company continues to see attractive risk-adjusted return opportunities in both credit and Agency strategies.
The Company's debt-to-equity ratio2 increased to 3.39:1 as of March 31, 2019, from 3.35:1 as of December 31, 2018. In addition, as of March 31, 2019 the Company had approximately $145.4 million of net unsettled Agency RMBS purchases; had the anticipated financings of these investments been included in borrowings as of March 31, 2019, the Company's debt-to-equity ratio2 would have been approximately 3.62:1.
During the first quarter, the Company's credit strategy generated total gross income of $16.5 million, or $0.54 per share, and its Agency strategy generated total gross income of $5.4 million, or $0.18 per share.
The Company's credit portfolio continues to be the primary driver of its earnings. Steady growth in the net interest income of this portfolio was a key contributor to the Company's strong first quarter results, along with tighter yield spreads in many credit sectors and gains from securitizations. During the first quarter, the Company's credit strategy generated net interest income5 of $18.2 million, net realized and unrealized gains on credit assets of $7.4 million, net realized and unrealized losses on interest rate hedges of $(0.8) million, net realized and unrealized losses of $(6.6) million on credit hedges and other activities, and other investment related expenses of $3.5 million. The Company also had $1.8 million in earnings from investments in unconsolidated entities. The Company’s strongest-performing credit strategies for the quarter included residential non-performing loans, retained tranches in Ellington-sponsored CLOs, European RMBS, and CMBS. In addition, the Company continued to benefit from excellent performance in small-balance commercial mortgage loans, non-QM loans, and consumer loans. Investments in loan originators underperformed during the quarter.
The Company also benefited from excellent performance in its Agency RMBS portfolio during the quarter. Declining interest rates and tightening yield spreads on many Agency RMBS generated net realized and unrealized gains of $13.3 million, while net interest income6 totaled $1.6 million. Additionally, outperformance of specified pools compared to TBAs, in the form of higher pay-ups for specified pools, also contributed to results, as the Company continued to concentrate its long investments in specified pools, as opposed to TBAs. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Increasing prepayment expectations related to declining mortgage rates were the key drivers of the expansion in specified pool pay-ups. Average pay-ups on the Company's specified pools increased to 0.94% as of March 31, 2019, from 0.64% as of December 31, 2018. Meanwhile, declining interest rates during the quarter led to net realized and unrealized losses of $(9.5) million on the Company's interest rate hedges.

4 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $1.473 billion and $1.480 billion, as of March 31, 2019 and December 31, 2018, respectively.
5 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
6 Excludes any interest income and interest expense items from Interest rate hedges and other activities, net.

The following table summarizes the Company's investment portfolio(1) holdings as of March 31, 2019:

(In thousands)	Fair Value
Long:
Credit:
Dollar Denominated:
CLO(2)	$98,497
CMBS	29,995
Commercial Mortgage Loans and REO(3)(4)	277,947
Consumer Loans and ABS backed by Consumer Loans(2)	218,027
Corporate Debt and Equity	3,867
Equity Investments in Loan Origination Entities	34,849
Non-Agency RMBS	130,372
Residential Mortgage Loans and REO(3)	584,779
Non-Dollar Denominated:
CLO(2)	4,332
CMBS	3,198
Consumer Loans and ABS backed by Consumer Loans	770
Corporate Debt and Equity	3,335
RMBS(5)	82,846
Agency:
Fixed-Rate Specified Pools	1,019,982
Floating-Rate Specified Pools	9,460
IOs	25,428
Reverse Mortgage Pools	89,345
Government Debt:
Dollar Denominated	16,601
Total Long	$2,633,630
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	$(4,441)
Government Debt:
Dollar Denominated	(2,910)
Non-Dollar Denominated	(18,861)
Total Short	$(26,212)

(1)	This information does not include financial derivatives.

(2)	Includes equity investment in securitization-related vehicles.

(3)	REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.

(4)	Includes equity investments in a limited liability companies holding small balance commercial mortgage loans and REO.

(5)	Includes European RMBS secured by non-performing loans and REO, and an investment in an unconsolidated entity holding European RMBS.

The following table summarizes the Company's operating results for the quarter ended March 31, 2019:

	Three-Month Period Ended March 31, 2019	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$29,409	$0.97	4.95%
Realized gain (loss), net	(4,299)	(0.14)	(0.72)%
Unrealized gain (loss), net	11,713	0.38	1.97%
Interest rate hedges, net(2)	(822)	(0.03)	(0.14)%
Credit hedges and other activities, net(3)	(6,556)	(0.22)	(1.10)%
Interest expense(4)	(11,246)	(0.37)	(1.89)%
Other investment related expenses	(3,476)	(0.11)	(0.59)%
Earnings from investments in unconsolidated entities	1,797	0.06	0.30%
Total Credit profit (loss)	16,520	0.54	2.78%
Agency RMBS:
Interest income	7,562	0.25	1.27%
Realized gain (loss), net	(967)	(0.03)	(0.16)%
Unrealized gain (loss), net	14,227	0.47	2.39%
Interest rate hedges and other activities, net(2)	(9,484)	(0.31)	(1.59)%
Interest expense	(5,981)	(0.20)	(1.01)%
Total Agency RMBS profit (loss)	5,357	0.18	0.90%
Total Credit and Agency RMBS profit (loss)	21,877	0.72	3.68%
Other interest income (expense), net	346	0.01	0.06%
Other expenses	(5,735)	(0.19)	(0.97)%
Net income (loss) (before incentive fee)	16,488	0.54	2.77%
Incentive fee	—	—	—%
Net income (loss)	$16,488	$0.54	2.77%
Less: Net income (loss) attributable to non-controlling interests	1,080
Net income (loss) attributable to common stockholders(5)	$15,408	$0.52	2.73%
Weighted average shares and convertible units(6) outstanding	30,481
Average equity (includes non-controlling interests)(7)	$594,206
Weighted average shares outstanding(8)	29,748
Average stockholders' equity (excludes non-controlling interests)(7)	$563,492

(1)	Other income primarily consists of rental income on real estate owned and loan origination fees.

(2)	Includes U.S. Treasury securities, if applicable.

(3)	Includes equity and other relative value trading strategies and related hedges and net realized and unrealized gains (losses) on foreign currency.

(4)	Includes interest expense on the Company's Senior Notes.

(5)
Per share information is calculated using weighted average common shares outstanding. Percentage of average equity is calculated using average stockholders' equity, which excludes non-controlling interests.

(6)	Convertible units include Operating Partnership units attributable to non-controlling interests.

(7)	Average equity and average stockholders' equity are calculated using month end values.

(8)	Excludes Operating Partnership units attributable to non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 12:00 p.m. Eastern Time on Wednesday, May 8, 2019, to discuss its financial results for the quarter ended March 31, 2019. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference ID number 9295259. International callers should dial (810) 740-4657 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, May 8, 2019, at approximately 3 p.m. Eastern Time through Wednesday, May 22, 2019 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 9295259. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, statements regarding the drivers of the Company's returns, statements regarding the Company's planned REIT tax election, and statements regarding the Company's intended dividend policy. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 14, 2019 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

Three-Month Period Ended March 31, 2019
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$36,016
Interest expense	(17,618)
Total net interest income	18,398
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(5,322)
Realized gains (losses) on financial derivatives, net	(11,570)
Realized gains (losses) on real estate owned, net	(58)
Unrealized gains (losses) on securities and loans, net	26,388
Unrealized gains (losses) on financial derivatives, net	(5,689)
Unrealized gains (losses) on real estate owned, net	(247)
Other, net	2,002
Total other income (loss)	5,504
EXPENSES
Base management fee to affiliate (Net of fee rebates of $447)	1,722
Investment related expenses:
Servicing expense	2,393
Other	1,083
Professional fees	1,956
Compensation expense	1,072
Other expenses	985
Total expenses	9,211
Net Income (Loss) before Earnings from equity method investments	14,691
Earnings from investments in unconsolidated entities	1,797
Net Income (Loss)	16,488
Net Income (Loss) Attributable to Non-Controlling Interests	1,080
Net Income (Loss) Attributable to Common Stockholders	$15,408
Net Income (Loss) per Common Share:
Basic and Diluted	$0.52
Weighted average shares outstanding	29,748
Weighted average shares and convertible units outstanding	30,481

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

As of
(In thousands, except share amounts)	March 31, 2019
ASSETS
Cash and cash equivalents	$55,876
Restricted cash	175
Securities, at fair value	1,529,485
Loans, at fair value	1,014,990
Investments in unconsolidated entities, at fair value	58,152
Real estate owned	31,003
Financial derivatives–assets, at fair value	15,356
Reverse repurchase agreements	25,381
Due from brokers	58,145
Investment related receivables	78,223
Other assets	3,779
Total Assets	$2,870,565
LIABILITIES
Securities sold short, at fair value	$26,212
Repurchase agreements	1,550,016
Financial derivatives–liabilities, at fair value	26,904
Due to brokers	4,820
Investment related payables	168,211
Other secured borrowings	117,315
Other secured borrowings, at fair value	282,124
Senior notes, net	85,100
Accounts payable and accrued expenses	6,167
Base management fee payable to affiliate	1,722
Dividend payable	4,267
Interest payable	4,995
Other liabilities	278
Total Liabilities	2,278,131

EQUITY
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 29,745,776 shares issued and outstanding	30
Additional paid-in-capital	664,654
Retained earnings (accumulated deficit)	(102,475)
Total Stockholders' Equity	562,209
Non-controlling interests	30,225
Total Equity	592,434
TOTAL LIABILITIES AND EQUITY	$2,870,565
PER SHARE INFORMATION:
Common stock	$18.90

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on investments, REO, financial derivatives (excluding net accrued periodic (payments) receipts on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) miscellaneous non-recurring expenses; (vi) provision for income taxes; and (vii) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant net operating income in core earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table provides U.S. GAAP measures of net income (loss) and details with respect to reconciling the aforementioned line items to Core Earnings for the three-month period ended March 31, 2019:

(In thousands, except per share amounts)	Three-Month Period Ended March 31, 2019
Net income (loss)	$16,488
Adjustments:
Realized (gains) losses on securities and loans, net	5,322
Realized (gains) losses on financial derivatives, net(1)	12,289
Realized (gains) losses on real estate owned, net	58
Unrealized (gains) losses on securities and loans, net	(26,388)
Unrealized (gains) losses on financial derivatives, net(2)	5,414
Unrealized (gains) losses on real estate owned, net	247
Other realized and unrealized (gains) losses, net(3)	(386)
Non-cash equity compensation expense	116
Catch-up Premium Amortization Adjustment	507
Miscellaneous non-recurring expenses(4)	1,075
(Earnings) losses from investments in unconsolidated entities(5)	(364)
Total Core Earnings	$14,378
Core Earnings attributable to non-controlling interests	1,029
Core Earnings Attributable to Common Stockholders	$13,349
Core Earnings Attributable to Common Stockholders, per share	$0.45

(1)	Adjustment excludes net realized gains (losses) on accrued periodic settlements of interest rate swaps of $0.7 million for the three month period ended March 31, 2019.

(2)	Adjustment excludes net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of ($0.3) million for the three month period ended March 31, 2019.

(3)
Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.

(4)	Miscellaneous non-recurring expenses consist mostly of professional fees related to the Company's conversion to a corporation and intended election to be taxed as a REIT.

(5)	Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.